Exhibit 99.0

For Immediate Release	Contacts:	News Media:	Securities Analysts:
		Lisa Marie Bongiovanni (310) 252-3524 LisaMarie.Bongiovanni@mattel.com	Dianne Douglas (310) 252-2703 Dianne.Douglas@mattel.com

MATTEL ANNOUNCES TRANSFER TO NASDAQ GLOBAL SELECT MARKET

EL SEGUNDO, Calif., Sept. 14, 2009 – Mattel, Inc., the world’s largest toymaker, announced today that it will voluntarily transfer its stock exchange listing from the New York Stock Exchange to the NASDAQ Global Select Market, effective Sept. 28. Mattel will continue to trade under the ticker symbol MAT.

“Our switch to NASDAQ exemplifies our continued focus on shareholder value,” said Dianne Douglas, treasurer and senior vice president of Investor Relations for Mattel. “We believe NASDAQ’s global technology leadership and vast product offerings provide Mattel and our shareholders with increased value.”

“NASDAQ OMX is delighted to welcome Mattel, a global company whose iconic brands have set the standard for the toy industry,” said Bruce Aust, executive vice president, Global Corporate Client Group. “NASDAQ OMX and our companies have always been a part of how people live, work and play. We look forward to playing together with Mattel to support their vision for growth through our high quality, transparent market, worldwide visibility and unique support services.”

About Mattel

Mattel, Inc. (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and TycoR/C® , as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2009, Mattel is recognized among the “100 Best Corporate Citizens,” as one of the “World’s Most Ethical Companies” and as one of FORTUNE Magazine’s “100 Best Companies to Work For.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 30,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands—today and tomorrow.

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